DATED 4th day of JULY 1996
                          --------------------------


                                   BETWEEN


                       IMPCO TECHNOLOGIES PTY LIMITED
                    (A.C.N. 074 106 880) of the first part

                                     AND

                            GAS PARTS PTY LIMITED
                   (A.C.N. 052 993 594) of the second part

                                     AND

                         GAS PARTS (NSW) PTY LIMITED
                    (A.C.N. 068 319 237) of the last part



                   ========================================

                            SHAREHOLDERS AGREEMENT

                   ========================================



                                   DUNHILL
                                   MADDEN
                                   BUTLER
                                 Solicitors

                                   Sydney
                       16 Barrack Street, Sydney 2000
                        New South Wales, Australia
                          GPO Box 427, Sydney 2001
                                DX 254 SYDNEY
                          Telephone: (02) 295 9999
                        International: 612 295 9999
                             Fax: (02) 295 9990
                     E-mail: 100252.1033 at compuserve.com

                                  Ref:  MTB
                      SYDNEY     MELBOURNE     BRISBANE

      COVER


                          SHAREHOLDERS AGREEMENT


THIS DEED is made the 4th day of July, 1996

BETWEEN IMPCO TECHNOLOGIES PTY LIMITED (A.C.N. 074 106 880) of Level 5, 16 Barrack Street, Sydney in the State of New South Wales (hereinafter referred to as "Impco") of the first part

          GAS PARTS PTY LIMITED (A.C.N. 052 993 594) of 10 Rawson Road, Guildford in the State of New South Wales (hereinafter referred to as "GP") of the second part

          (the parties of the first and second parts and their respective successors and assigns being hereinafter collectively referred to as the "Shareholders")

          GAS PARTS (NSW) PTY LIMITED (A.C.N. 068 319 237) of 10 Rawson Road, Guildford in the State of New South Wales (hereinafter referred to as the "Company") of the last part

WHEREAS

A. The Company is a private company limited by shares and at the date hereof has an authorised share capital of one million dollars ($1,000,000.00) divided into one million shares of one dollar ($1.00) each comprising nine hundred and eighty thousand (980,000) ordinary shares of one dollar ($1.00) each and ten thousand (10,000) "A" class shares of one dollar ($1.00) each and ten thousand (10,000) "B" class shares of one dollar ($1.00) each of which two ordinary (2) shares have been issued and are fully paid and are held by the members identified in Schedule 1 hereto in the numbers classes and percentages of the total issue of shares in the Company specified therein.

B. The parties of the first and second parts are binding themselves to the provisions of this instrument in their capacities as members of the Company.

C. The parties hereto desire to promote their mutual interests by imposing certain restrictions and obligations with respect to the shares that the Shareholders now or hereafter will hold in the Company and are desirous of setting out in writing the terms of such restrictions and obligations.


NOW THIS DEED WITNESSES that in consideration of these premises the parties hereto HEREBY AGREE COVENANT AND DECLARE one with the other that notwithstanding anything contained in the articles of association of the Company the parties hereto agree covenant and declare as follows:


1.   BUSINESS ACTIVITIES AND MANAGEMENT OF THE COMPANY

1.1 (a) The parties agree that the Company has the following busines objectives:

          (i) provide a quality product and services to its customers;

          (ii) assemble complete turn-key systems solutions for motor vehicles;

          (iii) distribute and supply gaseous fuel systems;

          (iv) annual sales growth while improving the Company's profitability; and

          (v) Future expansion of IMPCO's product line and products throughout the State of New South Wales (hereinafter called the "Territory"),

          (hereinafter, subject to clause 1.1(b), to be collectively called the "Business").

     (b) For the avoidance of doubt, it is expressly understood that any existing or new manufacturing rights or manufacturing activities and any licensing rights to manufacturing that IMPCO may have, develop or acquire in the Territory are not included in the Business.

1.2 In order to implement the Business the Company shall enter into a Distribution Agreement in the form of that described in Annexure B hereto.

1.3 The principal place of business of the Company shall be located at 10 Rawson Road, Guildford in the State of New South Wales.

2.   MANAGEMENT

2.1 The daily management of the Company shall be entrusted to a Managing Director. The initial Managing Director is Mr Bill Campbell. The Managing Director shall render his services pursuant to a written
     agreement between the Company and   Mr Bill Campbell in the form of
     that contained in Annexure C hereto, on the basis of which Mr Bill Campbell will make available his services to the Company on the terms and conditions agree upon in that agreement.

2.1 The Managing Director shall have full authority to operate the Business on a day-to-day basis to meet the Business objectives set out in clause 1.1 and in this clause 2. The Managing Director shall be responsible for developing the market in the Territory and for accomplishing and negotiating sales, subject to limitations imposed by the board of Directors of the Company (hereinafter called the "Board of Directors"). Furthermore, he shall be responsible for the profitable operations of the Company and for the Company's overall results, within the Company's business plan, hereinafter referred to as the Company's "Operating Plan". The Operating Plan, under which the Company will operate, will be approved by the Board of Directors whereby the Operating Plan shall govern the business and operational activities of the Company. The Operating Plan shall consist of the following:

     (a) MARKETING PLANS. Establishing the implementing an annual marketing plan for the sale of industrial products or making any material change to such a plan previously approved by the Board of Directors. Such strategic plans shall include, but are not limited to, terms and conditions of sale, product support, warranty commitments, training, and price discounts and plans.

     (b) FINANCIAL BUDGETS. Establishment of, or any revisions to, and adhering to, an annual operating budget and business forecast. Such detailed financial budgets shall include income statements, balance sheets, detailed sales projections, headcount plans, capital equipment plans and related assumptions.

2.3 The Managing Director shall be responsible for keeping the Board of Directors fully informed of the status and progress of the Operating Plan and for bringing to the attention of the Board of Directors items requiring its attention and action of a timely basis. The Managing Director shall provide the Board of Directors with all information and documents as required to properly implement its duties and responsibilities.

2.4 Notwithstanding the provisions of the Memorandum and the Articles of Association of the Company, the following resolutions and/or actions of the Managing Director shall require the prior approval of the Board of Directors:

(a) CHANGES IN TYPE OF BUSINESS. Make any substantial change in the character of the Business or the establishment of subsidiaries, branches or places of establishment of the Joint Company;

(b) OUTSIDE INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness for borrowed moneys in excess of ten thousand dollars ($10,000.00) other than in the ordinary course of business, or as approved by the Operating Plan;

(c) LIENS AND ENCUMBRANCES. Create, incur or assume any mortgage, pledge, encumbrance, lien or charge of any kind upon any property or other asset of the Joint Company;

(d) LOANS, INVESTMENTS, SECONDARY LIABILITIES. Make any loans or advances to any person or other entity other than in the ordinary and normal course of its business as conducted, or make any investment in the security of any party or guarantee or otherwise become liable upon the obligation of any person or other entity, by endorsement of negotiable instruments for deposit or collection in the ordinary and normal course of its business;

(e) ACQUISITION OR SALE OF BUSINESS; MERGER OR CONSOLIDATION. Purchase or otherwise acquire the assets or business of any person or other entity; or liquidate, dissolve, merge or consolidate, or commence any proceedings therefor; or sell any assets except in the ordinary and normal course of the Business or sell, lease, assign or transfer any substantial part of its business or fixed assets, or any property or other assets necessary for the continuance of the Business including without limitation the selling of any property or other asset accompanied by the leasing back of the same;

(f) CAPITAL EXPENDITURES. Make or incur obligations for capital expenditures in excess of the amount approved in the Operating Plan;

(g) LEASE LIABILITY. Incur rental liability under leases of property of any kind for payment in any one fiscal year of rental or other obligation in any aggregate amount in excess of ten thousand dollars ($10,000.00) provided that the liability under leases shall be calculated without giving effect to tax escalation clauses, except for those approved in the Operating Plan;

(h) EMPLOYMENT CONTRACTS. Make any appointment or removal of officers or management employees, or establish or alter any of their salaries or fringe benefits or enter into or assume any employment or consulting contracts for officers or other management employees, or amend or modify existing employment or consulting contracts in any manner which will increase employee benefits thereunder, except for those approved in the Operating Plan;

(i) DISTRIBUTOR AGREEMENTS. Appoint or terminate any material distributor or material dealer or materially revise any distributor's or dealer's contract;

(j) MAJOR CONTRACTS. Enter into or amend any contract that may have a material effect on the business or financial status of the Joint Company;

(k) OTHER ACTIONS. Other actions requiring approval of the Board of Directors which a Shareholder may request with the consent of the other Shareholder, which consent shall not unreasonably be withheld.

2.5 GP shall take all appropriate action to cause the Managing Director to observe and adhere to the stipulations set out in this clause 2.

3.   TRANSFER OF SHARES

3.1 Notwithstanding anything contained herein (other than clause 4 hereof) no Shareholder shall transfer any share or shares or any interest therein (whether legal or beneficial) to which it is entitled to any other Person (in this clause 3.1 referred to as the "Transferee") whether beneficially or otherwise unless on or prior thereto it has procured that the Transferee has entered into an instrument with the Company and the then registered members in the same terms as this instrument (as modified varied or amended as provided in clause 22.1(d) hereof) except that the reference in such instrument to the Shareholder shall include the Transferee.

4.   PRE-EMPTIVE RIGHTS

4.1  GP shall have the right:

     (a) until the 30th day of April 1998 (time being of the essence), to purchase Impco's share in which event Impco shall sell such share to GP for a price of one dollar ($1.00) and an amount equal to one half of the retained earnings of the Company and at the time of transfer of the share to GP, GP shall in addition to paying Impco for its share procure the Company to repay by bank cheque to Impco all amounts then due and payable by the Company to Impco; and

     (b) to receive the proceeds from the sale prior to 30th day of April 1998 of the goodwill of the Company if an arms length third party enters into and completes prior to 30th day of April 1998 (time being of the essence) a contract for the purchase of the business and all the assets of the Company in circumstances where Impco has not, within 30.days of receipt of a written notice from GP requesting Impco to consider acquiring such business and assets upon the same terms as such arms length third party (which notice shall have attached to it a copy of the aforesaid contract for purchase signed by such arms length third party), served upon GP notice that Impco will acquire such business and assets upon the same terms and conditions as such arms length third party. Any such contract for purchase with such arms length third party shall be subject to the right of Impco to acquire such business and assets as referred to in clause 4.1(b) and if Impco exercises such rights within the aforesaid 30 days such contract for purchase with such arms length third party shall provide that it shall rescind ab initio.

4.2 On the first day of May 1998 and every anniversary thereafter, time being of the essence, either Shareholder (the "Offeror") may offer (the "Offer") by written notice (an "Offer Notice") to the other (the "Offeree") a price (the "Offer Price") at which the Offeror is ready willing and able to:

     (a)  sell to the Offeree all of the Offeror's shares; or

     (b)  purchase from the Offeree all of the Offeree's shares.

          An Offer Notice must specify the Offer in both sale and purchase alternatives referred to above.

4.3 The Offeree shall then have a period of one month after receipt of an Offer Notice in which to elect, by written notice (an "Acceptance Notice") to the Offeror, either to:

     (a)  purchase all of the Offeror's shares at the Offer Price; or

     (b)  sell all of the Offeree's shares at the Offer Price.

4.4 If the Offeree fails to deliver an Acceptance Notice to the Offeror within the said one month period, then the Offer under that Offering Notice shall lapse and clause 4.6 shall apply.

4.5 Once an Offer has been made, no party may make a counter or different offer until the original Offer has been accepted or has lapsed.

4.6 If an Offer has lapsed then the Offeror may within three (3) months of the Offer having lapsed, be at liberty to sell the shares of the Offeror at a price and on terms no more favourable than were offered to the Offeree, to any respectable responsible and financially solvent person.

5.   DIRECTORS OF THE COMPANY AND MEETINGS OF DIRECTORS

5.1  MEMBERS OF THE BOARD APPOINTED BY IMPCO

     For so long as Impco is a shareholder of the Company Impco is entitled to appoint:

     (a)  two Directors to the board of the Company; and

     (b) may appoint a Director to replace any Director removed from office.

5.2  MEMBERS OF THE BOARD APPOINTED BY GP

     For as long as GP is a shareholder of the Company GP is entitled to appoint:

     (a)  one Director to the board of the Company; and

     (b) may appoint a Director to replace any Director removed from office.

5.3  FIRST IMPCO DIRECTORS

     The first Directors appointed by Impco to the board of the Company are Mr R M Stemmler and Mr T Schock.

5.4  FIRST GP DIRECTORS

     The first Director appointed by GP to the board of the Company is Mr Bill Campbell.

5.5  CLAUSE 5 PARAMOUNT

     A person may not be appointed or removed as a Director except in accordance with this Clause 5.7 and 5.8.

5.6  MAXIMUM NUMBERS OF DIRECTORS

     The maximum number of Directors is three unless the Company resolves otherwise in general meeting by unanimous resolution.


5.7  REMOVAL OF IMPCO DIRECTOR

     An Impco Director will be deemed to have been removed from the office of Director if and when:

     (a) the Company and GP receives a notice in writing from Impco notifying of his removal;

     (b)  he ceases, by force of law, to hold office as a Director;

     (c)  he resigns as a Director by notice in writing to the Company;

     (d) he becomes of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental health;

     (e) he is directly or indirectly interested in any material contract or proposed material contract and fails to declare the nature of his interest as required by the Corporations Law.

     If an Impco Director is deemed to have been removed from office of Director in accordance with this clause 5.7, Impco will be entitled to appoint another Person as an Impco Director in his place only in accordance with clause 5.1.

5.8  REMOVAL OF GP DIRECTOR

     A GP Director will be deemed to have been removed from the office of Director if and when:

     (a) the Company and Impco receives a notice in writing from GP notifying of his removal;

     (b)  he ceases, by force of law, to hold office as a Director;

     (c)  he resigns as a Director by notice in writing to the Company;

     (d) he becomes of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental health;

     (e) he is directly or indirectly interested in any material contract or proposed material contract and fails to declare the nature of his interest as required by the Corporations Law.

     If a GP Director is deemed to have been removed from office of Director in accordance with this clause 5.8, GP will be entitled to appoint another Person as a GP Director in his place only in accordance with clause 5.2.

5.9  CONVENING OF DIRECTORS MEETING

     (a) Any Director may convene a meeting of Directors at any time (subject to clause 5.12) by giving proper and reasonable notice to that effect to the secretary of the Company.

     (b)  Without limiting clause 5.9(a):

          (i) a meeting of Directors must be held not less than twice in each calendar year;

          (ii) each meeting of Directors must set the date for the next meeting and (for all purposes including clause 5.9(a)) the setting of that date will be deemed to be due notice to all Directors present at that meeting of the convening of that next meeting.

5.10 VOTING

     (a) Questions arising at a meeting of Directors will be decided by a simple majority of votes of the Directors present at that meeting who are entitled to vote. Any such decision shall for all purposes be deemed a decision of the board of Directors.

     (b) At any meeting of the board of the Directors each Director will be entitled to one vote.

     (c) Subject to the Corporations Law, a Director may vote in respect of any matter or any contract or arrangement or proposed contract or arrangement notwithstanding that in relation to such matter, contract, arrangement, proposed contract or proposed arrangement the Director may have duties or interests (including in the case of any Director who is an Impco Director or a GP Director duties or interests to or in respect of his nominating shareholder) which may conflict with his duties or interests as a Director.

5.11 QUORUM

     (a) A quorum for a meeting of the board of Directors will be, subject to clause 5.11(b), one Impco Director and one GP Director (present in person or by their alternates by audio (including by telephone) or audio-visual communication) who are entitled to vote at a meeting of the board of the Directors provided notice of the meeting has been given to all Directors pursuant to clause
          5.9. Any meeting by audio or audio-visual communication with the necessary quorum shall be deemed a meeting of the board of Directors.

     (b) If at a proposed meeting of the board of Directors referred to in clause 5.11(a) a quorum is not present within 15 minutes of the time appointed for such meeting, the meeting shall stand adjourned to the same day in the next week and at the same time and place as was proposed for that meeting and a quorum at such adjourned meeting will be any two Directors (present in person or by their alternates by audio (including by telephone) or audio-visual communication) who are entitled to vote at a meeting of the board of the Directors. Any meeting by audio or audio visual communication with the necessary quorum shall be deemed a meeting of the board of Directors.

5.12 BOARD PAPERS

     (a) The papers for each meeting of the board of Directors must include an agenda setting out the significant items of business to be dealt with at the relevant meeting.

<PAGE7

     (b) The papers referred to in clause 5.12(a) must be delivered to the last nominated address of each of the Directors not less than 48 hours before the relevant meeting. Any Director may at any time and from time to time waive this requirement insofar as it applies to that Director.

     (c) A meeting of the board of Directors may not deal with any significant item of business which has not been set out in the papers referred to in clause 5.12(a) circulated to the Directors in relation to that meeting unless all the Directors present at the meeting agree to deal with that item of business at that meeting.

6.   PAYMENT OF DIVIDENDS

6.1 A payment of dividends by the Company will only be made upon a unanimous decision of the Directors followed by approval by simple majority of the votes of the members of the Company.

7.   TERMINATION WITHOUT PREJUDICE TO PRIOR RIGHTS

     The termination of a party's rights and obligations under this instrument shall be without prejudice to any rights of any other party which may have arise in connection with such termination or from any breach of any part of this instrument by that party.

8.   BANK ACCOUNT OF TRUST

8.1 The bank account of the Company shall be with the Australia & New Zealand Banking Group Limited, Guildford branch in Sydney.

8.2 The signatories to any cheque bill of exchange promissory note or other negotiable instrument of the Company shall be as determined from time to time by the Directors.

9.   YEAR END

     Unless otherwise determined by the Directors, the last day of the financial period for the Company shall be 30 April in each year.

10.  TRUST

10.1 GP represents and warrants that it holds its share in the Company as trustee of The Campbell Family Trust No. 1 being a trust constituted by instrument (in this clause 10.1 called "Trust Deed") dated the 3rd day of March 1986 between Robert William John Cowan as the settlor and Rostmar Pty Limited as the trustee (hereinafter referred to as the "Trust") and will not:

     (a) appoint the Vesting Day (as that term is understood for the purposes of the Trust);

     (b) exercise the power of appointment in clause 4 of the Trust Deed or any power in clause 8 or 9 of the Trust Deed in relation to the shares in the Company held by or on behalf of GP or the Trust;

     (c)  exercise any power in clause 19 or 20 of the Trust Deed.

10.2 GP represents and warrants to Impco that:

     (a) it is empowered by the trust deed constituting the Trust to execute this deed and to do all things required by this deed and there are no restrictions or conditions upon such activity by it, and all necessary meetings have been held, all necessary resolutions have been passed and all consents and other procedural matters have been obtained or attended to as required by the trust deed constituting the Trust or otherwise prior to executing this deed in order to render this deed fully binding on it;

     (b) it is the present sole trustee of the Trust, no new or additional trustee or trustees of the Trust has or have been appointed and no action has been taken to remove it as trustee of the Trust;

     (c) the Trust has not been terminated nor has the date for vesting of the assets of the Trust occured;

     (d) its right of indemnity out of, and its lien over, the assets of the Trust have not been limited in any way;

     (e) the property which it holds on trust under the trust deed constituting the Trust is sufficient to satisfy that right of indemnity;

     (f) it and its directors and other officers have complied with their obligations in connection with the Trust; and

     (g) Impco's rights under this deed rank in priority to the interests of the beneficiaries of the Trust.

10.3 GP covenants with Impco that it shall not, without the prior written consent of Impco:

     (a)  do anything which facilitates:

          (i) the alteration, variation, amendment or revocation of the trust deed constituting the Trust;

          (ii)  its resignation or removal as trustee of the Trust;

          (iii) the resettlement of the Trust fund; or

          (iv)  the termination of the Trust;

     (b) do anything which could restrict its right of indemnity from the Trust fund in respect of obligations is incurred by it under this deed;

     (c) do anything which could restrict or impair its ability to observe its obligations under this deed;

     (d) do anything which could result in the Trust fund being mixed with other property; or

     (e) permit consent or in any way assist a transfer of any interest in the Trust such that any person or persons who between them beneficially hold or control directly or indirectly at the date of this deed more than fifty per cent of the Trust, cease to hold or control directly or indirectly more than fifty per cent of the Trust.

10.4 GP further covenants with Impco that:

     (a)  it shall not default in its duties as trustee of the Trust;

     (b)  it shall, at its own expense, at Impco's request:

          (i) execute and cause its successors to execute any documents and do everything necessary or appropriate to bind it and its successors under this deed; and

          (ii) use its best endeavours to cause relevant third parties to do likewise; and

     (c) at Impco's request, it shall exercise its right of indemnity from the Trust fund and the beneficiaries of the Trust in respect of obligations incurred by it under this deed.

10.5 GP acknowledges that this deed is binding on it in its own capacity and in its capacity as trustee of the Trust.

11.  EXCLUSION OF IMPLIED RELATIONSHIPS

11.1 Nothing contained in this instrument shall or be deemed or construed to constitute any party a partner, agent or representative or any other party, or to create any trust or commercial partnership. No party shall have the authority to act for or to incur any obligation on behalf of any other party except as expressly provided for in this instrument.

12.  NOTICES

12.1 (a) A notice may be given to any member either by serving it on him personally or by sending it by post to him at his address as shown in the register of members or the address supplied by him to the Company for the giving of notices to him or by sending it by facsimile transmission to the facsimile number (if any) supplied by him to the Company for the purpose of service of notices to him.

     (b) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing the notice, and to have been effected, in the case of a notice of a meeting, on the day after the date of its posting and, in any other case, at the time at which the letter would be delivered in the ordinary course of post. Where a notice is sent by facsimile transmission service shall be deemed to have been effected at the time immediately following transmission.

     (c) A notice may be given by the Company to a Person entitled to a share by giving the notice to the joint holder first named in the register of members in respect of the share.

     (d) A notice may be given by the Company to a Person entitled to a share in consequence of the death bankruptcy or lunacy of a member by serving it on him personally or by sending it to him by post addressed to him by name, or by the title of representative of the deceased or assignee of the bankrupt or lunatic, or by any like description, at the address (if any) within the State supplied by the purpose by the Person or, if such an address has not been supplied, at the address to which the notice might have been sent if the death bankruptcy or lunacy had not occurred or by sending it by facsimile transmission to the facsimile number (if any) supplied by him to the Company for the purpose of service of notices to him.

     (e) If the Directors shall so determine a notice may be given by means of telegram cablegram telex or radiogram and if the telegram cablegram telex or radiogram is properly addressed paid for and lodged for transmission with a competent authority or body service of such notice shall be deemed to have been effected at the time at which in the ordinary course the telegram cablegram telex or radiogram would be delivered.

13.  TERM OF AGREEMENT

13.1 Subject to clause 7, the rights and obligations of a member (who is a party hereto) under clauses 3, 4 and 5 of this instrument shall terminate upon the earlier of the written agreement of the parties hereto and the Company and the date upon which that party ceases (other than as a consequence of breach of this instrument to be recorded in the register of members as a holder of a share.

14.  VOLUNTARY LIQUIDATION

14.1 The Company may only be liquidated voluntarily with the prior written consent of members holding not less than fifty-one percent (51%) of the issued capital of the Company.

15.  THIS INSTRUMENT TO OVERRIDE ARTICLES

15.1 As between the parties hereto to the extent of any inconsistency between any of the provisions of this instrument or any part hereof and any provision in the Articles or any part thereof the provisions of this instrument shall prevail and the parties thereto shall if necessary or desirable do and execute such acts matters things and documents in order to amend the articles such that following such amendment the offending inconsistency shall no longer exist and that in any particular case where required or desirable the Articles permit or empower what is agreed by this instrument.

16.  LEGEND ON SHARE CERTIFICATES

16.1 Each certificate in respect of a share shall be reissued with the following legend:

     "The shares referred to in this certificate may not be transferred except in accordance with the terms of the articles of association of the Company unless the provisions of the Shareholders Agreement dated the 4th day of July 1996 between Impco Technologies Pty Limited (A.C.N. 074 106 880) Gas Parts Pty Limited (A.C.N. 052 993 594) and
     Gas Parts (NSW) Pty Limited (A.C.N. 068 319 237) which is available for inspection at the registered office of Gas Parts (NSW) Pty Limited (A.C.N. 068 319 237)".

17.  PROPER LAW

17.1 This instrument shall be governed by and interpreted in accordance with the laws of the State of New South Wales and the Commonwealth of Australia and the parties hereto hereby irrevocably submit to the jurisdiction of the courts of New South Wales and the Commonwealth of Australia to which courts there shall be submitted for determination any dispute claim or demand of any nature whatsoever arising out of pursuant to or in connection with this instrument or anything done in pursuance or purported pursuance hereof.

18.  NO ASSIGNMENT OF BENEFIT

18.1 No party hereto shall assign or attempt to assign its rights or interests under this instrument.

19.  SEVERABILITY

19.1 In the event that any of the provisions of this instrument, or any part hereof is held to be illegal, invalid, void or voidable by any court of competent jurisdiction or by any statute the legality and validity of the remaining provisions or parts hereof and of this instrument shall not be affected thereby and shall be interpreted and enforced to the greatest extent permitted by law so as to give effect to the original intent of the parties hereto and the illegal invalid void or voidable provision or part thereof, as the case may be, shall be deemed deleted herefrom to the same extent and effect as if never incorporated herein.

20.  NO WAIVER

20.1 No waiver by any party hereto of any one or more defaults by any other party hereto in the performance or observance of the provisions herein contained shall either be of any force or effect unless in writing and executed by the parties hereto in their relevant capacities or operate or be construed as a waiver of any future default or defaults by that party whether of a like or of a different character.

21.  BETTER ASSURANCE

21.1 The parties hereto shall promptly exercise all powers are as available to them and execute and do all such other acts things matters and documents as may be necessary or desirable to give full and prompt effect to the provisions of this instrument and the matters herein referred to.

22.  ENTIRE AGREEMENT

22.1 (a) Apart from the provisions contained in the Articles this instrument embodies the entire agreement and understanding between the parties hereto in respect of the subject matter hereof.

     (b) Except for any provisions contained in the Articles which are not consistent with the provisions of this instrument all covenants conditions agreements arrangement understandings representations warranties promises or inducements whether written or oral relating to or in any way affecting the matters the subject hereof not expressed herein shall be deemed negatived and shall be absolutely null and void and of no effect whatsoever and shall not affect change restrict or modify the operation of this instrument or bind any of the parties hereto it being the intention and covenant of all parties hereto that other than any provisions contained in the Articles which are not inconsistent with the provisions of this instrument this instrument supersedes all previous discussions correspondence and writings between any party to any other or others of them and/or between their respective legal and other advisers in respect of the matters herein referred to.

     (c) Except as expressly set out herein there are no terms of obligations conditions warranties promises or representations written or oral express or implied in relation to the subject matter hereof.

     (d) No modification variation or amendment of this instrument shall be of any force or effect unless in writing and executed by the parties hereto.

23.  AUTHORITY AND INDEPENDENT LEGAL ADVICE

23.1 Each party hereto hereby warrants and represents to each other party that:

     (a) this instrument has been duly authorised and executed by it and is a legal valid and binding instrument of it enforceable against it in accordance with the terms hereof; and

     (b) it has sought and obtained or had the opportunity to seek and obtain independent legal advice in relation to this instrument and its respective obligations pursuant and incidental hereto and its rights hereunder and it acknowledges to the other parties hereto that prior to the execution of this instrument is was fully aware of its rights and obligations pursuant to and incident to this instrument and every matter referred to or implied herein.

24.  CONFIDENTIALITY

24.1 No notice publicity announcement or other communication relating to the negotiations of the parties hereto, the subject matter hereof, the terms of this instrument, the transactions contemplated by this instrument shall be made released or authorised by or on behalf of any party thereto without the prior approval of the Directors.

25.  COUNTERPARTS

25.1 This instrument may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

26.  INTERPRETATION

26.1 In this instrument:

     "Articles" means the articles of association for the time being of the Company;

     "Associate" has the same meaning as is ascribed to the term
     "associate" in subsection 26AAB(14) of the Income Tax Assessment Act 1936 of the Commonwealth of Australia on the basis that a reference to the "taxpayer" in the subsection is a reference to the relevant Person;

     "Corporations Law" shall mean the Corporations Law set out in Section 82 of the Corporations Act 1989 (Commonwealth) or as applied by the appropriate corresponding legislation of the State of New South Wales as a law thereof or any statutory modification amendment or re enactment thereof, for the time being in force;

     "Director" means a director for the time being of the Company;

     "Impco Director" means a Director appointed by Impco pursuant to clause 5.1;

     "GP Director" means a Director appointed by GP pursuant to clause 5.2;

          "member" means a member for the time being of the Company;

          "Person" includes a natural person, a body corporate, a body unincorporated, society, trust, association or other entity;

          "secretary" means any Person appointed to perform the duties of a secretary of the Company;

          "share" means a share in the capital of the Company;

          "Shareholders" means the parties of the first and second parts inclusive and their respective successors and assigns;

          "State" means the State of New South Wales;

          Reference to the singular number shall be deemed to include the plural number and vice versa.

          Reference to any Act or Law or the provisions thereof shall mean and included that Act or Law or any Act or Law in substitution therefore as for the time being amended and in force.

          Reference to any agreement deed instrument or other document shall mean and include that agreement deed instrument or other document as
          for the time being amended.

          Reference to an act of the Directors shall mean an act of the Directors pursuant to a resolution by a simple majority of the Directors passes at a meeting of Directors duly convened and held
and
          reference to a decision of the Directors shall be a reference to a resolution passed by a simple majority as aforesaid.

          Words importing any gender shall include all other genders.

          Covenants and agreements on the part of more than one Person shall bind and extend to all of them jointly and each of them severally.

          All headings subheadings bold typing and underlinings throughout this instrument have been inserted for the purpose of ease of reference only and shall not define limit or affect the meaning or interpretation of this instrument or any part thereof or of any instrument created pursuant hereto or in accordance herewith.

                                      SCHEDULE 1



     NAME OF SHAREHOLDER   NO OF SHARES HELD     CLASS OF SHARES   PERCENTAGE
OF
                                                                   TOTAL
ISSUED
                                                                   SHARES

     Impco Technologies    one (1) following     Ordinary          50%
     Pty Limited           transfer from Ateco
                           Automotive Pty
                           Limited (A.C.N. 000
                           486 706)


     Gas Parts Pty         one (1)               Ordinary          50%
     Limited

     AS WITNESS the parties hereto have hereunto set their hands and seals the day and year first hereinbefore writt
     en.

THE CORPORATE SEAL of IMPCO           )
TECHNOLOGIES PTY LIMITED              )
(A.C.N. 074 106 880) was herunto      )
affixed by authority of the directors )
in the presence of:                   )



/s/ Todd Schock                           /s/ Michael Binetter
- ------------------------------------      -----------------------------------
Signature of Director/Secretary           Signature of Director


Todd A. Schock                            Michael Binetter
- ------------------------------------      -----------------------------------
Full Name of Signatory                    Full Name of Signatory





THE COMMON SEAL of GAS                )
PARTS PTY LIMITED (A.C.N. 052         )
993 594) was hereunto affixed by      )
authority of the directors            )
in the presence of:                   )



/s/ Bill R. Campbell                      /s/ Christine T. Campbell
- ------------------------------------      -----------------------------------
Signature of Director/Secretary           Signature of Director/Secretary


Bill Ross Campbell                        Christine T. Campbell
- ------------------------------------      -----------------------------------
Full Name of Signatory                    Full Name of Signatory

THE COMMON SEAL of GAS                )
PARTS (NSW) LIMITED (A.C.N.           )
068 319 237) was hereunto affixed by  )
authority of the directors            )
in the presence of:                   )



/s/ Todd A. Schock                        /s/ Bill Campbell
- ------------------------------------      -----------------------------------
Signature of Director/Secretary           Signature of Director/Secretary


Todd A. Schock                            Bill Campbell
- ------------------------------------      -----------------------------------
Full Name of Signatory                    Full Name of Signatory